Exhibit 99.2

       Cytec Announces Change to Terms of Surface Specialties Acquisition

    WEST PATERSON, N.J.--(BUSINESS WIRE)--Feb. 7, 2005--Cytec Industries Inc. (NYSE:CYT) announced today that it has agreed with UCB to amend the terms of its previously announced acquisition of UCB's Surface Specialties business. The terms of the transaction were modified to reflect changes in the 2004 operating results of the business to be acquired versus expectations. As communicated by UCB today, preliminary results in 2004 for the business to be acquired had sales and EBITDA (earnings before interest, taxes, depreciation and amortization), prepared in accordance with accounting principles generally accepted in Belgium, of EUR 1.112 billion ($1.446 billion at 1.30$/EUR) and EUR 147 million ($ 191 million at 1.30$/EUR), respectively. Sales and EBITDA for Surface Specialties for the year ended 2003 were EUR 1.0 billion and EUR 125 million, respectively. The indicated EBITDA excludes certain corporate expenses to be retained by UCB and certain items of a non-recurring nature.
    The parties have agreed to a revised price equivalent to EUR 1.415 billion ($1.840 billion at 1.30$/EUR) including contingent payments of up to a maximum of EUR 50 million. This is reduced from the previously announced EUR 1.5 billion. The contingent consideration is earned on a pro rata basis pending the achievement of certain operating results by Surface Specialties in 2005. The non-cash portion of the consideration will be paid as previously agreed in 5,772,857 shares of Cytec common stock valued at EUR 225 million when the original agreement was signed. The acquisition remains subject to US regulatory approval as well as other customary closing conditions. The companies now expect a a February 28, 2005 closing date.
    David Lilley, Chairman, President and Chief Executive Officer commented, "We are pleased to have reached this revised agreement with UCB. Since announcing this transaction on October 1st, 2004, we have made substantial progress in the planning for the integration into Cytec of this important business. We continue to be excited about the growth possibilities this acquisition will bring to Cytec thus increasing returns to our shareholders."

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries is a specialty chemicals and materials technology company with sales in 2004 of $1.7 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, coatings, mining, plastics and water treatment.


    CONTACT: Cytec Industries Inc.
             Investment Community:
             David M. Drillock, 973-357-3249
             or
             Media:
             Gail Petersen, 973-357-3319
             www.cytec.com